For:           Activision, Inc.
                Contacts:      John Baker
                               Senior Vice President, Corporate Development
                               (310) 255-2222
                               Maryanne Lataif
                               Vice President, Corporate Communications
                               (310) 255-2704

                               Morgen-Walke Associates
                               Andrea Kaimowitz/Katherine Mittelbusher
                               (212) 850-5600
                               Press: Sheryl Seapy/Amanda Christensen
FOR IMMEDIATE RELEASE          (415) 296-7383


              ACTIVISION AND EXPERT SOFTWARE ANNOUNCE
                        AGREEMENT TO MERGE

        Transaction Will Catapult Activision into Top Tier
                    of Value Software Business

Santa Monica, CA, Coral Gables, FL - March 3, 1999 -- Activision, Inc., (Nasdaq: ATVI) and Expert Software, Inc. (Nasdaq: XPRT), a
leading developer and publisher of value-priced consumer software, today jointly announced the execution of a merger agreement pursuant to which Activision will acquire Expert Software. The deal furthers Activision's growth strategy by positioning the company as a top player in the value-software category, one of the fastest growing segments in the PC interactive leisure software business. The agreement follows Activision's acquisition eight months ago of Head Games
Publishing, a leading developer and publisher of value-priced outdoor sports and lifestyle interactive software products.

Under the terms of the agreement, Expert Software's shareholders will receive $2.65 per share from Activision for a total transaction value of approximately $23 million, payable in either stock, cash or a combination of stock and cash. The transaction, which will be accounted for as a purchase, is expected to be completed by June 1999 and is subject to customary closing conditions including the approval of Expert's shareholders. Upon completion of the acquisition, Expert Software will become a wholly owned subsidiary of Activision, Inc.

"Combining Expert's products with our Head Games line, catalogue titles and recognizable brands will further establish Activision as a leading player in the value-priced software business, which according to the International Development Group has grown by more than 75% in dollars from 1997 to 1998," states Ron Doornink, president of Activision, Inc. "This agreement reinforces our strategy to capitalize on the tremendous opportunities that exist for lower-priced PC software and enables us to develop and market leisure software with recognizable brands at affordable price points to a mass consumer audience. Activision will now have a division focused solely on the consumer, product development process and distribution channels that are unique to the value business."

"We are very excited to partner with Activision which is committed to developing a larger value-priced PC software business," added Ken Currier, Expert's chief executive officer and co-founder. "By aligning ourselves with them, we will have the capital, the marketing clout and resources to prosper in the rapidly consolidating and increasingly competitive market for consumer software. Additionally, we believe that combining the popular Expert brands, which include Bicycle Cards and Sega games, with the Head Games products, as well as an aggressive exploitation of Activision's substantial library of titles, will result in a powerful presence in the value-priced market."

Currier continued, "Purchases of quality home PCs priced below $1,000 steadily increased during 1998. According to research firm PC Data, 66% of all PC's sold in January 1999 were below
$1,000.  We  believe  that the  growing  number  of home PC  owners worldwide will increase consumer demand for branded, high-quality, value-priced software titles."

Expert Software's senior management team, including founders Ken and Sue Currier, have signed long-term employment agreements with Activision.

Headquartered  in Coral  Gables,  Florida,  Expert  Software,  Inc.
(Nasdaq:   XPRT)  is  a  leading   developer   and   publisher   of
high-quality,    value-priced    software   titles.   The   company
specializes in sophisticated  yet easy-to-use  programs  addressing
a  broad   array  of   everyday   consumer   interests,   including
entertainment, education, lifestyle, personal productivity and small office/home office. Most Expert titles are priced under
$15  and  are  available  in  more  than  25,000  retail  locations
throughout  the  world  including  computer   superstores,   office
supply  stores,  warehouse  clubs,  supermarkets  and drug  stores.
Over  27  million   units  of  Expert   products  have  been  sold,
including Home Design 3D(R), Landscape Design 3D(R), Diet & Fitness, Resume Writer, and Casino. The Expert Software family of brands also includes the popular Sega PC Collection, and Bicycle(R) Card Games. Expert Software can be found on the World Wide Web at http://www.expertsoftware.com.

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment software for personal computers and advanced console game systems such as the PlayStation game console and Nintendo 64. Founded in 1979, Activision posted revenues of $370 million for the calendar year ended December 31, 1998.

Activision maintains publishing and development operations in the US, Canada, the United Kingdom, France, Germany, Japan and Australia, and distribution subsidiaries in the United Kingdom, Germany, The Netherlands and Belgium. More information about Activision and its products can be found on the company's World Wide Web site which is located at http://www.activision.com.

The statements contained in this release that are not historical facts are "forward-looking statements." The companies cautions readers of this press release that a number of important factors could cause either Activision's or Expert's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect Activision and Expert, are described in Activision's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, and Expert's Form 10K and Quarterly Reports on 10-Q, which have been filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.




                      [End of press release]